EXHIBIT 12

                     CORNERSTONE REALTY INCOME TRUST, INC.
 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS

                                                               YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------
                                                        1994            1995             1996
                                                  --------------- --------------- ------------------
Net income available to common
 shareholders ...................................   $ 2,386,303     $ 5,229,715      $(4,169,849)
 ADD:
  Fixed charges .................................        12,737         311,824        1,474,643
  Preferred stock distributions .................            --              --               --
                                                    -----------     -----------      -----------
Earnings ........................................     2,399,040       5,541,539       (2,695,206)
Fixed charges and preferred stock
 distributions:
  Interest on indebtedness ......................            --         248,120        1,336,419
  Amortization of loan costs ....................            --          43,983           91,592
  Portion of rents representative of interest
  factor ........................................        12,737          19,721           46,632
  Capitalized interest ..........................            --              --               --
                                                    -----------     -----------      -----------
  Fixed charges .................................        12,737         311,824        1,474,643
  Preferred stock distributions .................            --              --               --
                                                    -----------     -----------      -----------
  Combined fixed charges and preferred
  distributions .................................   $    12,737     $   311,824      $ 1,474,643
                                                    ===========     ===========      ===========
  Ratio of earnings to combined fixed
  charges and preferred stock
  distributions .................................         188.36           17.77                (a)

                                                                                                   SUPPLEMENTAL PRO
                                                       YEAR ENDED DECEMBER 31,                         FORMA(B)
                                                  ---------------------------------                ----------------
                                                                                     THREE MONTHS        YEAR
                                                                                         ENDED           ENDED
                                                        1997             1998           3/31/99        12/31/98
                                                  ---------------- ---------------- -------------- ----------------
Net income available to common
 shareholders ...................................   $ 19,225,553     $ 23,225,335    $ 5,832,410     $  9,733,699
 ADD:
  Fixed charges .................................      7,657,173       12,752,799      3,447,206       16,329,831
  Preferred stock distributions .................             --               --             --       23,673,643
                                                    ------------     ------------    -----------     ------------
Earnings ........................................     26,882,726       35,978,134      9,279,616       49,737,173
Fixed charges and preferred stock
 distributions:
  Interest on indebtedness ......................      7,348,517       12,370,102      3,358,823       15,936,209
  Amortization of loan costs ....................        212,802          217,795         56,625          217,795
  Portion of rents representative of interest
  factor ........................................         95,854          164,902         31,758          175,827
  Capitalized interest ..........................             --               --             --               --
                                                    ------------     ------------    -----------     ------------
  Fixed charges .................................      7,657,173       12,752,799      3,447,206       16,329,831
  Preferred stock distributions .................             --               --             --       23,673,643
                                                    ------------     ------------    -----------     ------------
  Combined fixed charges and preferred
  distributions .................................   $  7,657,173     $ 12,752,799    $ 3,447,206     $ 40,003,474
                                                    ============     ============    ===========     ============
  Ratio of earnings to combined fixed
  charges and preferred stock
  distributions .................................            3.51             2.82           2.69             1.24

                                                  SUPPLEMENTAL PRO
                                                      FORMA(B)
                                                  ----------------
                                                     THREE MONTH
                                                        ENDED
                                                       3/31/99
                                                  ----------------
Net income available to common
 shareholders ...................................   $  2,170,628
 ADD:
  Fixed charges .................................      3,856,599
  Preferred stock distributions .................      7,099,029
                                                    ------------
Earnings ........................................     13,126,256
Fixed charges and preferred stock
 distributions:
  Interest on indebtedness ......................      3,761,818
  Amortization of loan costs ....................         56,625
  Portion of rents representative of interest
  factor ........................................         38,156
  Capitalized interest ..........................             --
                                                    ------------
  Fixed charges .................................      3,856,599
  Preferred stock distributions .................      7,099,029
                                                    ------------
  Combined fixed charges and preferred
  distributions .................................   $ 10,955,628
                                                    ============
  Ratio of earnings to combined fixed
  charges and preferred stock
  distributions .................................            1.20


------
(a) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges due to management contract termination expense resulting from the Company's conversion to "self-administered" and "self-managed" status. See
    Note 6 to the consolidated financial statements. The amount of coverage deficiency was $4,169,849 for the year ended December 31, 1996.

(b) To give effect to the merger with Apple and the operations of property acquisitions made during 1998 and 1999 by Apple and seven property acquisitions made by Cornerstone during 1998. The pro forma data includes the historical results of operations for the periods indicated regardless of when Cornerstone or Apple, as the case may be, acquired such properties. As a result, the pro forma data may not be indicative of results of operations in future periods.